Exhibit 99.8
For further information contact:
Randall H. Riley
Vice President, Investor Relations
PR@citizensinc.com
FOR IMMEDIATE RELEASE
CITIZENS, INC. RELEASES THIRD QUARTER RESULTS
Austin, Texas — November 5, 2009 — For the nine months ended September 30, 2009, Citizens, Inc. (NYSE: CIA) reported net income of $9.3 million or $0.14 basic earnings per share of Class A common stock and $0.09 diluted earnings per share of Class A common stock compared to net income of $4.9 million or $0.07 per basic and diluted earnings per share of Class A common stock for the same period in 2008. For the three months ended September 30, 2009, the Company earned $2.2 million or $0.04 basic and diluted earnings per share of Class A common stock compared to a net loss of $814,000 or ($0.04) basic and diluted earnings per share for the same period in 2008. The increase in net income was due primarily to realized gains on investments, the decrease in the fair value of the Company’s warrants and no hurricane-related casualty claims in 2009. Total revenues increased to $134.9 million for the nine months of 2009 compared to the same period of 2008 when revenues were $123.4 million, and increased to $44.8 million for the three months ended September 30, 2009 from $40.2 million for the same period in 2008.
Life Insurance: Total revenues from our Life Insurance segment increased to $89.1 million for the nine months ended September 30, 2009 compared to $85.1 million for the nine months ended September 30, 2008, and increased to $30.8 million for the quarter ended September 30, 2009 from $28.8 million for the quarter ended September 30, 2008. Premium income was $75.6 million for the first nine months of 2009, a 4.1% increase over the same period of 2008 when premiums were $72.6 million. Premiums in the third quarter of 2009 increased to $25.8 million compared to $24.6 million in the third quarter of 2008. The increase resulted primarily from strong renewal business in the international market. Net investment income decreased slightly to $12.2 million from $12.5 million in the prior year as a result of lower interest yielding investments available during 2009 due to the drop in overall market interest rates. Net investment income for the three months decreased from $4.3 million in 2008 to $4.2 million in 2009. Claims and surrenders increased to $30.3 million in the third quarter of 2009 compared to $26.5 million for the same period of 2008 and increased to $10.0 million from $8.6 million for the three months ended September 30, 2009 and 2008, respectively. These amounts fluctuate from period to period but were within the Company’s expected range.
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Home Service: Total revenues from our Home Service segment increased to $42.1 million in 2009 compared to $38.6 million for the nine months ended September 30, 2008, and also increased in the three months ended September 30, 2009 to $13.9 million from $12.5 million during the same period in 2008. Premium income increased primarily due to the acquisition of Ozark National Life Insurance Company (ONLIC) which is included in the 2009 results but is not in 2008. Net investment income was flat at $3.1 million for the three months ended September 30, 2009 and 2008. However, net investment income increased to $9.4 million for the nine months ended September 30, 2009 from $9.3 million in 2008, which was primarily due to the increased invested assets resulting from the acquisition of ONLIC. Claims and surrenders decreased to $14.0 million from $15.2 million for the nine months ended September 30, 2009 compared to 2008. For the three months ended September 30, 2009, claims and surrenders decreased to $4.5 million from $5.2 million during the same period in 2008, resulting from a decrease in death benefits and casualty claims.
Assets increased to $919.8 million at September 30, 2009, compared to $832.3 million at December 31, 2008. Stockholders’ equity also increased 25.6% from $171.5 million at December 31, 2008 to $215.5 million at September 30, 2009.
When asked about life insurance industry growth projections, LIMRA senior analyst Ashley Durham is quoted in the Insurance News Net October 2009 magazine as saying “We forecast a double-digit decline overall for all of 2009.” According to the magazine, so far this year individual annualized life insurance premium has dropped 23 percent. “In contrast, Citizens, Inc. has seen its individual life insurance premiums increase by 4.8% during 2009,” commented Rick Riley, Vice Chairman and President, Citizens, Inc.
Citizens, Inc. will host a conference call to discuss its 2009 third quarter operating results at 10:00 a.m. Central Standard Time on Friday, November 6, 2009, hosted by Rick D. Riley, Vice Chairman and President, Kay Osbourn, Chief Financial Officer and other members of the Citizens, Inc. management team. To participate, please dial (888) 742-8686 and when prompted enter confirmation code #8442219. It is recommended you dial in 3-5 minutes before the call is scheduled to begin. A recording of the conference call will be available on Citizens’ website at www.citizensinc.com in the Investor Information section under News Release & Publications, immediately following the call.
About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company expects to achieve its goal, established nearly a decade ago, to reach $1 billion in assets by the end of 2010, via the worldwide sale of U.S. Dollar-denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $6.13 on November 5, 2009.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2008, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues
Premiums	$106,494	101,915	36,152	34,041
Net investment income	21,733	22,487	7,413	7,543
Realized gains (losses), net	2,827	(210)	1,006	(226)
Decrease (increase) in fair value of warrants	3,081	(1,674)	—	(1,483)
Other income	796	852	273	288

Total revenues	134,931	123,370	44,844	40,163

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	44,254	41,663	14,494	13,855
Increase in future policy benefit reserves	28,021	24,944	10,305	10,214
Policyholders’ dividends	4,742	4,590	1,827	1,636

Total insurance benefits paid or provided	77,017	71,197	26,626	25,705

Commissions	25,462	25,906	8,435	8,819
Other underwriting, acquisition and insurance expenses	21,889	21,243	6,772	7,312
Capitalization of deferred policy acquisition costs	(16,257)	(16,876)	(5,306)	(5,712)
Amortization of deferred policy acquisition costs	11,715	11,529	4,303	3,861
Amortization of cost of customer relationships acquired and other intangibles	2,630	2,155	946	676

Total benefits and expenses	122,456	115,154	41,776	40,661

Income (loss) before Federal income tax	12,475	8,216	3,068	(498)
Federal income tax expense	3,134	3,303	820	316

Net income (loss)	$9,341	4,913	2,248	(814)

Net income (loss) applicable to common stock	$6,836	3,112	2,091	(1,604)

Basic earnings (loss) per share of Class A common stock	$0.14	0.07	0.04	(0.04)

Basic earnings (loss) per share of Class B common stock	$0.07	0.04	0.02	(0.02)

Diluted earnings (loss) per share of Class A common stock	$0.09	0.07	0.04	(0.04)

Diluted earnings (loss) per share of Class B common stock	$0.04	0.04	0.02	(0.02)

Weighted average shares of Class A outstanding - basic and diluted	47,177	43,121	48,441	43,198

Book value per share	$4.34	3.68	4.34	3.68

BALANCE SHEETS

	(Unaudited)
	September 30, 2009	December 31, 2008
Total assets	$919,820	832,276
Total invested assets	639,518	569,252
Stockholders’ equity	215,455	171,541

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